Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MICROVISION, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

MicroVision, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. That the Board of Directors duly adopted resolutions approving the amendment of the Certificate of Incorporation of this corporation to increase the total authorized shares of this corporation to 235,000,000 shares consisting of 210,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $.001 par value, and declaring said amendment to be advisable, submitted to and considered by the stockholders of this corporation entitled to vote thereon.

2. That upon the effectiveness of the amendment, the Certificate of Incorporation is hereby amended such that the first paragraph of Article IV of this corporation’s Certificate of Incorporation will read in its entirety as follows:

“The total number of shares of capital stock which this corporation shall have the authority to issue is two hundred thirty five million (235,000,000) shares, consisting of (i) two hundred ten million (210,000,000) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty-five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).”

3. That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with the Certificate of Amendment and Section 242 of the General Corporation Law.

4. That this Certificate of Amendment of Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 8th day of October, 2020.

By:	/s/ David J. Westgor
Name:	David J. Westgor
Title:	Secretary